Exhibit 99.1

ATC Contact: Igor Khislavsky
Director, Investor Relations
Telephone: (617) 375-7500

AMERICAN TOWER ANNOUNCES ENTRY INTO AGREEMENTS TO ACQUIRE
TOWER BUSINESSES FROM VODAFONE INDIA AND IDEA CELLULAR

Boston, Massachusetts - November 12, 2017 - American Tower Corporation (NYSE: AMT) today announced that ATC Telecom Infrastructure Private Limited (“ATC TIPL”, formerly Viom), its majority owned Indian subsidiary, has entered into definitive agreements with Vodafone India Limited (“Vodafone”) and Idea Cellular Limited (“Idea”) through which it will add an aggregate of approximately 20,000 communications sites to its existing Indian portfolio.

As part of the transactions, ATC TIPL, Vodafone and Idea have established a preferred partner structure under which Vodafone and Idea, given their expanded relationship with ATC TIPL, will receive service level and process efficiency benefits and ATC TIPL will secure certain preferential rights for future new business commencements on its existing portfolio and on the sites being acquired in certain Indian markets. The aggregate cash consideration for the transactions is expected to be INR 78.5 billion, or approximately $1.2 billion at current exchange rates, subject to customary closing adjustments.

Jim Taiclet, American Tower’s Chief Executive Officer stated, “We expect the addition of these two high quality portfolios to be highly complementary to our existing assets and to contribute to long-term leasing growth as India’s leading mobile operators accelerate their 4G network deployments.”

Amit Sharma, American Tower’s EVP and President, Asia and Chairman of the Board, ATC TIPL, added, “We are extremely pleased to partner with Vodafone and Idea to help expand mobile broadband services across India while furthering our participation in the Digital India initiative.”

The transactions are expected to generate approximately INR 21 billion (approximately $320 million) in property revenue and approximately INR 8 billion (approximately $120 million) in gross margin during their first full year in American Tower’s portfolio, at current exchange rates. Further, SG&A associated with the assets is expected to be less than INR 1 billion (approximately $10 million) for the first year. The transactions are expected to be immediately accretive to AFFO per share, are subject to customary closing conditions and regulatory approval and are expected to close in the first half of 2018.

About American Tower
American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of approximately 149,000 communications sites. For more information about American Tower, please visit www.americantower.com.

Cautionary Language Regarding Forward-Looking Statements
This press release contains statements about future events and expectations, or “forward-looking statements,” all of which are inherently uncertain. We have based those forward looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, statements regarding the proposed closing of the transactions described above, expected financial projections for the portfolios and the impact on our consolidated results, the expected cash consideration for the transactions described above and our expectations regarding the Indian wireless market. These forward-looking statements involve a number of risks and uncertainties. For important factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information contained in Item 1A of our Form 10-K for the year ended December 31, 2016 under the caption “Risk Factors” and in other filings we make with the Securities and Exchange Commission. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

Consolidated AFFO is a non-GAAP financial measure. For more information, see our Form 10-Q for the quarter ended June 30, 2017 under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Non-GAAP Financial Measures” and “- Results of Operations.” Additionally, Consolidated AFFO per share is a non-GAAP measure. Consolidated AFFO per share is defined as Consolidated AFFO divided by the diluted weighted average common shares outstanding.

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